AMENDMENT
                                       To
                AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT TO AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT ("Amendment") is dated as of September 8, 2009 by and between ULTRA SERIES FUND ("Trust") a Massachusetts business trust, MOSAIC FUNDS DISTRIBUTOR, LLC ("Distributor"), a Wisconsin limited liability company, and CUNA MUTUAL INSURANCE SOCIETY ("Life Company"), a life insurance company organized under the laws of the State of Iowa.

                                   WITNESSETH:
                                   -----------

     WHEREAS, Trust, Distributor and Life Company are parties to that certain Amended and Restated Fund Participation Agreement dated as of June 30, 2009 ("Agreement");

     WHEREAS, pursuant to that Agreement, Madison Asset Management, LLC ("MAM") replaced MEMBERS Capital Advisors, Inc. as the investment advisor to the Trust; and

     WHEREAS, as a result thereof, MAM filed with the Securities and Exchange Commission ("SEC") an application seeking exemptive relief from certain provisions of the federal securities laws relating to investments by the Trust in other investment companies; and

     WHEREAS, in connection therewith, the SEC has requested that certain provisions be added to the Agreement, which the parties desire to effect through this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and of the promises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Life Company agrees to certify to the Trust at least annually upon request of the Trust that the aggregate of all fees and charges associated with each contract that invests, through a registered separate account of the Life Company, in a series of the Trust that is managed in accordance with the Trust's fund-of-funds exemptive order, including fees and charges at the separate account, series, and underlying fund levels, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Life Company.

2. Continuation of Agreement. Subject to Section 1 hereof, all terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

MOSAIC FUNDS DISTRIBUTOR, LLC                ULTRA SERIES FUND

By:    /s/ Pamela M. Krill                   By:     /s/ Pamela M. Krill
       --------------------------                    ---------------------------
Name:  Pamela M. Krill                       Name:   Pamela M. Krill
Title: General Counsel and Chief             Title:  General Counsel and Chief
       Legal Officer                                 Legal Officer

CUNA MUTUAL INSURANCE SOCIETY

By:    /s/ Steven R Suleski
       --------------------------
Name:  Steven R Suleski
Title: Vice President